[on GCF letterhead]
PRESS RELEASE
For Immediate Release:

                                                                      Erin Gray
                                               Green Century Capital Management
                                                                   617-482-0800

                                                     Amy Blumenthal/Karen Myers
                                                        Blumenthal & Associates
                                                                   617-879-1511


        GREEN CENTURY EQUITY FUND LOWERS EXPENSES AND CONTINUES STRATEGY
                 OF INVESTING IN THE DOMINI 400 SOCIAL INDEX

Boston, MA, August 30, 2006 -- The Green Century Funds today filed a proxy statement with the Securities and Exchange Commission ("SEC") seeking approval from the shareholders of the Green Century Equity Fund ("Equity Fund") to appoint Green Century Capital Management, Inc. ("Green Century"), its current Administrator, as Investment Advisor of the Equity Fund. This move will allow the Equity Fund to continue its strategy of investing in the world's oldest environmentally and socially responsible index, the Domini 400 SocialSM Index (the "Index"), pending shareholder approval. The Equity Fund has been invested in the Index for over a decade.

In conjunction with these changes, Green Century lowered the total annual expenses of the Equity Fund from 1.50% to 0.95%.

The proxy statement filing followed a vote of the Green Century Funds Board of Trustees earlier this month which reaffirmed its support for indexed investing, and specifically the Index. In April, the board of the Domini Social Equity Trust (the "Trust"), in which the Equity Fund has been invested, voted to switch to an active investing strategy, a decision approved by the Trust's shareholders earlier this month. Pending approval of the proposed changes by the Equity Fund's shareholders, the Green Century Equity Fund will be the only mutual fund tracking this pioneering index created by KLD Research & Analytics, Inc. ("KLD").

"Many people prefer index investing to actively managed investments," said Douglas H. Phelps, Chairman of the Board of the U.S. Public Interest Research Group (U.S.PIRG), one of the non profit environmental advocacy organizations that founded Green Century. "The Domini 400 Social Index has a sixteen year track record of screening for socially and environmentally responsible investments. We felt it was important to continue offering this core equity holding to our current investors and to the broader investing public."

The partnership of KLD and Green Century brings together two firms that helped build the foundation of socially responsible investing in the early 1990s.

Peter Kinder, President of KLD, agrees that, "It is important to continue to offer the Domini 400 Social Index to interested investors. We are very happy to partner with Green Century, which has a near fifteen year history of environmental investing and a commitment to improving corporate behavior. The Equity Fund will provide a long-term investing opportunity for environmentally and socially conscious investors."

Green Century highly values the diverse environmental and social screens that the Index offers the Equity Fund's investors. Based in part on the S&P 500(R) Index, the Domini 400 Social Index is comprised of four hundred companies that are market capitalization weighted and have strong performance in environmental responsibility, community relations, diversity, employee relations, human rights, product quality and safety, and corporate governance. The Index avoids companies that are involved with alcohol, tobacco, firearms, gambling, nuclear power, and military weapons. The Equity Fund, like many other mutual funds invested primarily in stocks, carries the risk of investing in the stock market. The large companies in which the Equity Fund's portfolio is invested may perform worse than the stock market as a whole.

                                       ***
GREEN CENTURY CAPITAL MANAGEMENT is an investment advisory firm focused on environmentally responsible investing. Founded by a partnership of non-profit environmental advocacy organizations in 1991, Green Century's mission is to provide people who care about a clean, healthy planet the opportunity to use the clout of their investment dollars to encourage environmentally responsible corporate behavior. Green Century believes that shareholder advocacy is a critical component of responsible investing and actively advocates for greater corporate environmental accountability.

KLD RESEARCH & ANALYTICS, INC. is an independent investment research firm providing investment management tools used by professionals to serve clients requiring investment strategies based on social and environmental responsibility. Since 1988, institutional investors, managers, trustees, consultants and advisors have depended on the quality and expertise of KLD. Institutional money managers worldwide use KLD's research to integrate environmental, social and governance factors into their investment decisions. KLD products and services, including SOCRATES (a web-based, company research tool) are used for screening, compliance and asset gathering.

You should carefully consider the Green Century Funds' investment objectives, risks, charges, and expenses before investing. To obtain a prospectus that contains this and other information about the Funds, call 1-800-93-GREEN, visit www.greencentury.com or email info@greencentury.com. Please read the prospectus carefully before you invest or send money.

Distributor:  UMB Distribution Services, LLC 8/06